UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934



                    		MOSYS, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		619718109
             -----------------------------------------------------
                                 (CUSIP Number)

				10/20/2018
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)

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*The  remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 619718109                       13G

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       Thomas L. Gipson


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	USA


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     NUMBER OF    5.   SOLE VOTING POWER 	     3,402,880
     SHARES
  BENEFICIALLY    ------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	     0
   REPORTING      ------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 	     3,402,880
      WITH
                  ------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER      0
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,402,880

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.5%

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  12.  TYPE OF REPORTING PERSON*

        PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G



Item 1.     (a)   Name of Issuer: 	MOSYS, INC.
                  ------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

			3301 OLGOTT STREET
			SANTA CLARA, CA 95054

                  ------------------------------------------------------------
Item 2.     (a)   Name of Person Filing: INGALLS & SNYDER VALUE PARTNERS, LP

                  ------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

			c/o INGALLS & SNYDER, LLC
			1325 AVENUE OF THE AMERICAS, NEW YORK, NY 10019
                  ------------------------------------------------------------
            (c)   Citizenship:	USA


                  ------------------------------------------------------------
            (d)   Title of Class of Securities:

			COMMON STOCK

                  ------------------------------------------------------------
            (e)   CUSIP Number: 619718109


                  ------------------------------------------------------------


Item 3. If this statement is filed pursuant to Section240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).


(e)   [ ] An investment adviser in accordance with
	Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:______3,402,880________ .

(b) Percent of class: ____7.5%__________.

(c) Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote ____3,402,880___.

	(ii) Shared power to vote or to direct the vote ____0__________.

	(iii) Sole power to dispose or to direct the disposition of _3,402,880.

	(iv) Shared power to dispose or to direct the disposition of __0__.


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

	    Share ownership assumes the conversion of $333,831 par amount of Mosys, Inc. 8% senior secured convertible notes due 8/15/24 and/or the exercise of all or a portion of his 1,534,476 warrants issued 10/4/18.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date: 01/29/2019

THOMAS L. GIPSON

/S/ THOMAS L. GIPSON /s/

----------------------------------
                      (Signature)*

THOMAS L. GIPSON
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).